Exhibit 10.3

CECO ENVIRONMENTAL CORP.

Nonqualified Stock Option Agreement

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of __________, 201_, by and between CECO Environmental Corp., a Delaware corporation (the “Company”), and _________________ (“Optionee”).

1.Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the CECO Environmental Corp. 2017 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of Option.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to Optionee as of __________, 20__ (the “Date of Grant”) an Option Right to purchase __________ shares of Common Stock (the “Option”) at an Option Price of $_____ per share of Common Stock, which represents at least the Market Value per Share on the Date of Grant (the “Option Exercise Price”).  The Option is not an Incentive Stock Option.

3.Vesting of Option.  The Option (unless terminated as hereinafter provided) shall be exercisable in substantially equal installments on each of the first _______ anniversaries of the Date of Grant if Optionee remains in the continuous employment of the Company or a Subsidiary until each such date (the period from the Date of Grant until the last such anniversary of the Date of Grant, the “Vesting Period”).  For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of Optionee’s employment with the Company or a Subsidiary.  Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

4.Termination of the Option.  The Option shall terminate on the earliest of the following dates:

(a)Three months after Optionee’s termination of employment, unless such termination of employment (i) is a result of Optionee’s death or Disability as described in Section 4(b) or 4(c) or (ii) is a result of a Termination for Misconduct;

(b)Six months after Optionee’s death if such death occurs while Optionee is employed by the Company or any Subsidiary;

(c)Six months after Optionee’s termination of employment with the Company or a Subsidiary due to Disability;

(d)The date of Optionee’s termination of employment by the Company or any Subsidiary as a result of a Termination for Misconduct; or

(e)Ten (10) years from the Date of Grant.

5.Exercise and Payment of Option.

(a)General.  To the extent exercisable, the Option may be exercised in whole or in part from time to time and will be settled in Common Stock by Optionee giving written notice to the Company at its principal office specifying the number of shares of Common Stock for which the Option is to be exercised and paying the aggregate Option Exercise Price for such Common Stock.

(b)Form of Payment.  Payment of the Option Exercise Price by Optionee shall be (i) in the form of cash, personal check or certified check, (ii) through a net exercise method as described in the Plan, or (iii) where permitted by law and provided that a public market for the Company’s stock exists: (A) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. (a “FINRA Dealer”) whereby Optionee irrevocably elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; or (B) through a “margin” commitment from Optionee and a FINRA Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the shares of Common Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company. Optionee shall be solely responsible for any income or other tax consequences from any payment for shares of Common Stock with Optionee’s Common Stock.

(c)Stock Transfer Records.  Provided that the notice of exercise and payment are in form and substance satisfactory to counsel for the Company, as soon as practicable after the effective exercise of all or any part of the Option, Optionee shall be recorded on the stock transfer books of the Company as the owner of the Common Stock purchased, and the Company shall deliver to Optionee, or to the FINRA Dealer, as the case may be, book entry ownership or one or more duly issued stock certificates evidencing such ownership.  All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.  Optionee shall pay all other costs of the Company incurred to issue such Common Stock to such FINRA Dealer.  Shares of Common Stock purchased pursuant to exercise hereunder: (i) may be deposited with a FINRA Dealer designated by Optionee, in street name, if so provided in such exercise notice accompanied by all applications and forms reasonably required by the Committee to effect such deposit, or (ii) may be issued to Optionee and such other person, as joint owners with the right of survivorship, as is specifically described in such exercise notice.  Optionee shall be solely responsible for any income or other tax consequences of such a designation of ownership hereunder (or the severance thereof).

6.Transferability, Binding Effect.  Subject to Section 15 of the Plan, the Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and in no event shall this award be transferred for value.

7.Definitions.

(a)“Disability” (or similar terms) shall mean a circumstance in which Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(b)“Termination for Misconduct” shall mean the termination of Optionee’s employment with the Company or a Subsidiary for gross negligence, commission of a felony or material violation of any established Company policies.

8.No Dividend Equivalents.  Optionee shall not be entitled to dividend equivalents with respect to the Option or the Common Stock underlying the Option.

9.Adjustments.  The number of shares of Common Stock issuable subject to the Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

10.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made to or benefit realized by Optionee or other person under the Option, Optionee agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law as a result of such payment or benefit in an amount sufficient to satisfy the minimum statutory withholding amount permissible.  To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.  The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery.  In no event will the market value of the Common Stock to be withheld and/or delivered pursuant to this Section 10 to satisfy applicable withholding taxes or other amounts exceed the maximum amount of taxes that could be required to be withheld.

11.Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.  The Option shall not be exercisable if such exercise would involve a violation of any law.

12.No Right to Future Awards or Employment.  The Option award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards.  The Option award and any related payments made to Optionee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained herein will confer upon Optionee any right with respect to continuance of employment or other service with the

Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate Optionee’s employment or other service at any time.

13.Relation to Other Benefits.  Any economic or other benefit to Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect Optionee’s rights with respect to the options without Optionee’s consent and Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.

15.Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan.  The Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan.  In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.  Notwithstanding anything in this Agreement to the contrary, Optionee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

17.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the Option and Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Optionee’s consent to participate in the Plan by electronic means.  Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Governing Law.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.Successors and Assigns.  Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators,

heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

20.Acknowledgement.  Optionee acknowledges that Optionee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

[SIGNATURES ON FOLLOWING PAGE]

CECO ENVIRONMENTAL CORP.

By:

Name:
Title:

Optionee Acknowledgment and Acceptance

By:

Name: